EXHIBIT 8.1

Name of Entity

Antemat Limited	Kienzle Bulgaria Limited (“Kienzle Bulgaria”)
Nissin Mechatronic Ltd. (formerly, Badex Investments Limited)	Kienzle Time (H.K.) Limited (“Kienzle HK”)
Cavour Industrial Limited	Kienzle Uhrenfabriken G.m.b.h. (“Kienzle Germany”)
Hi-Lite Camera Company Limited (“Hi-Lite”)	Nissin Precision Metal Manufacturing Limited (“Nissin”)
Kayser Technik Limited (formerly known as “Kayser Print Limited”)	Saiwan Industries Limited
Kienzle Balkan Limited

All of the subsidiaries are wholly-owned, other than Kienzle Balkan, which is 51% owned by Highway Holdings Limited. All subsidiaries, with the exception of Kienzle Germany (incorporated in Germany), Kienzle Bulgaria (incorporated in the Republic of Bulgaria), and Kienzle Balkan Limited (incorporated in the Republic of Bulgaria), are incorporated in Hong Kong.

Highway Holdings Limited also owns an equity interest in the following entities:
--Kayser Photo (Overseas) Corp., incorporated in the Republic of Panama; 50% interest.
--Kienzle USA Ltd., organized in the U.S.A.; 50% interest.
--Kiezle AG, organized in Germany; 20% interest.